Exhibit 99.1

Ekso Bionics Announces $100 Million Joint Venture to Develop the Exoskeleton Market in Asia

- Joint Venture is expected to bring therapy to 12 million stroke patients in China alone -

RICHMOND, Calif., January 30, 2019 -- Ekso Bionics Holdings, Inc. (NASDAQ: EKSO), an industry leader in exoskeleton technology for medical and industrial use, today announced that its wholly-owned subsidiary, Ekso Bionics, Inc., has entered into an agreement with Zhejiang Youchuang Venture Capital Investment Co., Ltd (ZYVC) and another partner to establish a joint venture designed to develop and serve the exoskeleton market in China and other Asian markets and to create a global exoskeleton manufacturing center.

Stroke is the leading cause of death in China, and about 2 million Chinese die of stroke-related illnesses every year. There are currently 12 million stroke patients in the country and the number is expected to more than double to 30 million by 2030. About 75% of the stroke patients have different degrees of disability, of which 40% are severely disabled. In China today there are also more than 2 million spinal cord injury patients, a patient population that Ekso Bionics also serves,  with an additional 100,000 to 140,000 spinal cord injuries occurring annually .

The joint venture will develop, sell and support exoskeleton products into China, Hong Kong, Singapore, and Malaysia, and will be capitalized at greater than $100 million over its term. In addition to ZYVC, the other joint venture partner is Zhejiang Silicon Paradise Asset Management Group. Ekso Bionics will license its manufacturing technology and contribute its relevant Chinese patent rights to the joint venture in exchange for a 20% ownership position, with the other partners committing over $90 million in cash. As part of the agreement, subject to certain conditions, Ekso Bionics will receive royalties on the joint venture’s medical and industrial product sales in China, Hong Kong, Malaysia, and Singapore. ZYVC and its related parties will also make an equity investment of $10 million in Ekso Bionics Holdings, Inc., of which $5 million is being invested now and the remaining $5 million will be invested after the joint venture begins shipping products. A portion of the joint venture capital will be used to construct a manufacturing facility in Zhejiang, one of the most developed and enterprising regions in China with the highest concentration of privately owned businesses in the country.

“Despite the significant impact that stroke has on the Chinese population, the stroke and spinal cord rehabilitation industry in China is not as developed as it is in the United States,” said Jack Peurach, President and Chief Executive Officer of Ekso Bionics. “This joint venture is a transformative opportunity both for Ekso Bionics and for the millions of Chinese stroke and spinal cord injury patients who currently have limited access to advanced rehabilitation technologies. This joint venture positions us to become the leader in both medical and industrial exoskeletons in China.”

The joint venture is expected to have multiple benefits for Ekso Bionics. Gaining access to the world’s largest market for stroke rehabilitation services is expected to expand the company’s revenue opportunities while providing economics of scale that will accrue to its current markets and support profitable expansion into other developing markets. The joint venture’s manufacturing facility, which will be purpose-built to manufacture the component parts of Ekso Bionics’ products at scale, is expected to also improve the company’s profit margins. The company expects that these benefits will significantly contribute to attainment of its long-term growth objectives, while furthering its mission to protect and enhance mobility for millions of rehabilitation patients and industrial workers worldwide.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance, and mobility across medical and industrial applications. Founded in 2005, the company continues to build upon its unparalleled expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The company is headquartered in the Bay Area and is listed on the Nasdaq Capital Market under the symbol EKSO. For more information, visit: www.eksobionics.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the joint venture, including its formation, capitalization, operations, construction of a manufacturing facility and payment of royalties to Ekso Bionics, (ii) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, (iii) estimates or projection of financial results, financial condition, capital expenditures, capital structure or other financial items, (iv) the Company's future financial performance and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, changes resulting from the Company’s finalization of its financial statements for and as of the period and year ended December 31, 2018, information or new changes in facts or circumstances that may occur prior to the filing of the Company’s Annual Report on Form 10-K that are required to be included therein, the Company's or the joint venture’s inability to obtain adequate financing to fund operations and necessary to develop, enhance or manufacture the Company’s technology, the significant length of time and resources associated with the development of the Company's products, the Company's or the joint venture’s failure to achieve broad market acceptance of the Company's products, the failure of our sales and marketing organization, the joint venture or other partners to market our products effectively, adverse results in future clinical studies of the Company's medical device products, the failure to obtain or maintain patent protection for the Company's technology, failure to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, risks associated with operations in China and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit us at www.eksobionics.com. The Company does not undertake to update these forward-looking statements.

Investor Contact:

David Carey

Lazar Partners Ltd.

212-867-1768

investors@eksobionics.com

Media Contact:

Glenn Silver

212-867-1762

eksobionics@lazarpartners.com